Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated June 10, 2011, with respect to the consolidated financial statements, schedule and  internal control over financial reporting included in the Annual Report of Capital Southwest Corporation and subsidiaries on Form 10-K for the year ended March 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Capital Southwest Corporation and subsidiaries on Form S-8 (File No. 33-43881, effective August 31, 2004).

/s/ GRANT THORNTON LLP

Dallas, Texas
June 10, 2011